Exhibit 99.4

VitaminSpice to Produce $250,000 of Inventory on
First Product Financing Advancement -- Receives Order for
Vitamin Enhanced Black Pepper, Garlic, Crushed Red Pepper and Cinnamon

Press Release Source: VitaminSpice On Wednesday November 17, 2010, 8:00 am EST

WAYNE, PA--(Marketwire - 11/17/10) - VitaminSpice (OTC.BB:VTMS - News) (German WKN: A0YE4L) (www.vitaminspice.net) is pleased to announce that a large scale build up of VitaminSpice Inventory will begin next week with the first production run of about $250,000 from the first advance for product financing (announcement of 11/16/10). Additionally, a $25,000 order for the four bottle set of Black Pepper, Garlic, Crushed Red Pepper and Cinnamon VitaminSpices has been ordered from IUCSS, Inc. for sale in numerous wellness centers in the northeast and through a new website that will be launched after the first of the year.

Integrated Resource Tech (IRT) will be making the first advance next week to VTMS to begin building inventory to not only begin filling many pending orders but to be prepared to accept small and large orders as they come in. Orders in the $100,000 level and below will be filled immediately with the much larger and expansive orders from iconic retailers and the like to be delivered after January 1, 2011. VitaminSpice is now transitioning from a development stage Company to an aggressive growth stage Company.

IUCSS, Inc. is associated with multiple health and wellness centers that already sell a nutritional line of products. IUCSS feels that the VitaminSpice product line is perfect for the launch of its new website coming in the New Year. Dealing with many Adult and Child Bariatric specialists, IUCSS' management is well aware of the need for healthy choices of food and the importance of reducing childhood obesity.

"With financing in place, the time is now to take VitaminSpice into the New Year in a strong, financially stable condition and prepared to properly manage the explosive growth that we are forecasting going into 2011. We will build brand name awareness and gain a strong hold for not only our current product lines but also for the many new product launches planned," stated Edward Bukstel, CEO VitaminSpice.

About VitaminSpice

VitaminSpice is uniquely positioned between the $150 billion health food/vitamin supplement industry and the multi-trillion-dollar traditional food industry. A pioneer in the emerging FoodCeutical Industry, VitaminSpice sells vitamin-, mineral- and antioxidant-infused spices and food products. Their offerings include Crushed Red Pepper, Ground Black Pepper, Italian Seasoning, Ground Cinnamon and Granulated Garlic. A proprietary micro-encapsulation process keeps vitamin properties locked inside, even when heated, allowing the seasonings, condiments, and food products to retain their full flavor. www.vitaminspice.net

VitaminSpice Safe Harbor

This News Release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct.

Contact:

VitaminSpice Corporation
Edward Bukstel
ph. 484.367.7401
ebukstel@vitaminspice.net

VitaminSpice Investor Relations
Integrated Capital Partners, Inc.
908-204-0004
www.stockreportcard.com